SOUTHWEST AIRLINES REPORTS THIRD QUARTER 2023 RESULTS

DALLAS, TEXAS - October 26, 2023 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its third quarter 2023 financial results:

•Net income of $193 million, or $0.31 per diluted share
•Net income, excluding special items1, of $240 million, or $0.38 per diluted share
•Record third quarter operating revenues of $6.5 billion
•Liquidity2 of $12.7 billion, well in excess of debt outstanding of $8.0 billion

Bob Jordan, President and Chief Executive Officer, stated, "Overall, we are pleased with our accomplishments in third quarter 2023. We generated another quarter of profitability and record third quarter operating revenues. Revenue strength was driven by solid leisure demand throughout the quarter and by managed business continuing to perform largely as expected—as we continue to gain initiative-driven market share in the corporate travel space.

"We are proud to be flying our full fleet and completing the restoration of our network. As we move into 2024, we are slowing our ASM growth rate to absorb current capacity, mature development markets, and optimize schedules to current travel patterns. We are in the midst of planning for 2024 and are focused on operational excellence and driving out inefficiencies, increasing productivity, improving reliability, and returning our margins back to historical levels. And, this week, we secured a cost-effective order book with The Boeing Company ("Boeing") to continue the modernization of our fleet and provide plenty of flexibility to adjust our growth up or down to match the dynamic environment. We are also pleased that we reached a tentative agreement for our fantastic Flight Attendants.

“I am very optimistic about the outlook for Southwest Airlines. We have a legendary Culture, driven by our Warrior Spirit. We have a proven and durable business model which produces efficiency-driven cost advantages. We strive to maintain the best domestic network, with market leadership in large and fast-growing metro areas. We have the most friendly and flexible policies, an unmatched loyalty program, and a committed and engaged Customer base. All this, combined with our financial discipline, has allowed us to maintain an industry-leading fortress balance sheet during the most challenging period in aviation history.

"Without a doubt, our greatest strength is our superb Employees. They do an outstanding job day-in and day-out delivering value and Hospitality for our Customers. I would like to thank them for their relentless dedication and hard work.”

Guidance and Outlook:
The following tables introduce or update selected financial guidance for fourth quarter and full year 2023, as applicable:

4Q 2023 Estimation
RASM (a), year-over-year	Down 9% to 11%
ASMs (b), year-over-year	Up ~21%
Economic fuel costs per gallon[1,3]	$2.90 to $3.00
Fuel hedging premium expense per gallon	$0.05
Fuel hedging cash settlement gains per gallon	$0.19
ASMs per gallon (fuel efficiency)	78 to 80
CASM-X (c), year-over-year[1,4]	Down 16% to 19%
Scheduled debt repayments (millions)	~$7
Interest expense (millions)	~$63

	2023 Estimation	Previous estimation
ASMs (b), year-over-year	Up 14% to 15%	No change
Economic fuel costs per gallon[1,3]	$2.85 to $2.95	$2.70 to $2.80
Fuel hedging premium expense per gallon	$0.06	No change
Fuel hedging cash settlement gains per gallon	$0.14	$0.09
CASM-X (c), year-over-year[1,4,5]	Down 1% to 2%	No change
Scheduled debt repayments (millions)	~$85	~$83
Interest expense (millions)	~$256	~$255
Aircraft (d)	814	No change
Effective tax rate	~23%	23% to 24%
Capital spending (billions)	~$3.5	No change
(a) Operating revenue per available seat mile ("RASM" or "unit revenues").
(b) Available seat miles ("ASMs" or "capacity"). The Company's flight schedule is currently published for sale through August 4, 2024. Adjusting for the December 2022 operational disruption, which lowered capacity in fourth quarter 2022, the Company's fourth quarter 2023 capacity would have been up roughly 15 percent, year-over-year. The Company now expects first quarter 2024 capacity to increase in the range of approximately 10 percent to 12 percent, year-over-year, of which all is from the carryover effect of capacity growth in 2023, compared with its previous guidance to increase in the range of 14 percent to 16 percent, year-over-year. The Company also expects full year 2024 capacity to increase in the range of 6 percent to 8 percent, year-over-year.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing ("CASM-X").
(d) Aircraft on property, end of period. The Company now plans for approximately 85 Boeing 737-8 ("-8") aircraft deliveries and 41 Boeing 737-700 ("-700") aircraft retirements in 2023, and still plans to end the year with 814 aircraft. This is compared with its previous plan for approximately 70 -8 deliveries and 26 -700 retirements. The delivery schedule for the Boeing 737-7 ("-7") is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and Boeing may continue to experience supply chain challenges, so the Company offers no assurances that current estimations and timelines will be met.

Revenue Results and Outlook:
•Third quarter 2023 operating revenues were a third quarter record $6.5 billion, a 4.9 percent increase, year-over-year
•Third quarter 2023 RASM decreased 6.8 percent, year-over-year—towards the lower end of the Company's previous guidance range due to lower-than-expected close-in bookings

The Company's third quarter 2023 revenue performance was a third quarter record due to strong leisure demand, particularly in July and during the Labor Day holiday, coupled with all-time record quarterly ancillary revenue and record third quarter loyalty program revenue. While the Company experienced lower-than-expected close-in bookings in both August and September, impacted by seasonal trends, overall demand remained stable throughout the quarter. Third quarter 2023 managed business revenues performed largely as expected, as the Company continued to gain business travel market share.

Thus far in fourth quarter 2023, overall demand for travel remains stable, including strong bookings to-date for the holiday travel periods. While leisure demand remains healthy, leisure trends appear to be returning to historically seasonal norms, and business trends continue to be stable. Based on current trends, the Company anticipates record fourth quarter operating revenue driven by record fourth quarter passengers.

The Company expects fourth quarter 2023 RASM to decline in the range of 9 percent to 11 percent, year-over-year. This decline includes an approximate one and one-half point offset from the December 2022 operational disruption. The expected RASM decline is driven by higher-than-seasonally-normal ASM growth in fourth quarter 2023 as the Company closes out the restoration of the network and normalizes the utilization of the fleet. Further, unit revenue pressure is also driven by higher-than-normal investment in development markets and schedules that are not ideally matched to current business travel trends. The Company is addressing these challenges in its 2024 network plan by adjusting capacity and further optimizing the network.

Fuel Costs and Outlook:
•Third quarter 2023 economic fuel costs were $2.78 per gallon1—towards the higher end of the Company's previous expectations as a result of higher-than-expected crude oil market prices and refinery margins—and included $0.05 per gallon in premium expense and $0.16 per gallon in favorable cash settlements from fuel derivative contracts
•Third quarter 2023 fuel efficiency improved 3.9 percent, year-over-year, primarily due to more -8 aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet

•As of October 18, 2023, the fair market value of the Company's fuel derivative contracts settling in fourth quarter 2023 through the end of 2026 was an asset of $538 million
The Company's multi-year fuel hedging program continues to provide protection against spikes in energy prices. The Company's current fuel derivative contracts contain a combination of instruments based on West Texas Intermediate and Brent crude oil, and refined products, such as heating oil. The economic fuel price per gallon sensitivities3 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of October 18, 2023.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	4Q 2023	2023
$70	$2.45 - $2.55	$2.75 - $2.85
$80	$2.70 - $2.80	$2.80 - $2.90
Current Market (a)	$2.90 - $3.00	$2.85 - $2.95
$90	$2.95 - $3.05	$2.85 - $2.95
$100	$3.15 - $3.25	$2.90 - $3.00
$110	$3.40 - $3.50	$2.95 - $3.05

Fair market value	$110 million	$306 million
Estimated premium costs	$30 million	$121 million
(a) Brent crude oil average market prices as of October 18, 2023, were $89 and $84 per barrel for fourth quarter and full year 2023, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption6 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2023	50%
2024	55%
2025	43%
2026	Less than 10%
(a) Based on the Company's current available seat mile plans. The Company is currently 47 percent hedged for fourth quarter 2023.

Non-Fuel Costs and Outlook:
•Third quarter 2023 operating expenses increased 10.0 percent, year-over-year, to $6.4 billion
•Third quarter 2023 operating expenses, excluding fuel and oil expense, special items, and profitsharing1, increased 17.3 percent, year-over-year
•Third quarter 2023 CASM-X increased 4.4 percent, year-over-year—in line with previous expectations
•Accrued $38 million of profitsharing expense in third quarter 2023 for the benefit of Employees

The Company's third quarter 2023 CASM-X came in as expected. The majority of the increase, year-over-year, was attributable to general inflationary cost pressures, in particular higher labor rates for all Employee workgroups, including market wage rate accruals, as well as the timing of planned maintenance expenses.

The Company's third quarter 2023 results included an approximate $96 million expense driven by an increase in the contract ratification bonus offered to Flight Attendants as part of the tentative agreement reached just this week with the Transport Workers Union 556 ("TWU 556"). The Company began accruing for all of its open labor contracts on April 1, 2022, and this incremental $96 million expense extends the timeframe covered by the ratification bonus to the date the Flight Attendant contract became amendable on November 1, 2018, to compensate for missed wage increases over that time period. Therefore, the $96 million change in estimate relates primarily to prior periods and was treated as a special item in the Company's third quarter 2023 Non-GAAP financial results.

Third quarter 2023 other expenses decreased $162 million, year-over-year. The decrease was primarily due to an $86 million increase in interest income driven by higher interest rates, coupled with a $23 million decrease in interest expense driven by various debt repurchases and repayments throughout 2022.

The Company expects fourth quarter 2023 CASM-X to decrease in the range of 16 percent to 19 percent, year-over-year, 15-points of which relates to elevated operating expenses and lower capacity levels in fourth quarter 2022 as a result of the December 2022 operational disruption. The guidance range is inclusive of higher labor rates and market wage rate accruals for all Employee workgroups, including wage rate increases associated with the recently announced tentative agreement with TWU 556.

In light of inflationary pressures, particularly labor rates, combined with moderated capacity growth, the Company is now expecting increased headwinds to 2024 year-over-year unit costs. Once the 2024 plan has been finalized, the Company will provide more specific guidance, including an updated estimate for its network optimization efforts and the continued maturation of its development markets, which the Company now expects to exceed $500 million in incremental year-over-year pre-tax profits.

Capacity, Fleet, and Capital Spending:
The Company's flight schedule is currently published for sale through August 4, 2024. In light of the new Boeing order book and the Company's continued diligence towards an effective 2024 plan, the Company has lowered its expected growth plans for first quarter and full year 2024 to better match current demand trends. The Company now expects first quarter 2024 capacity to increase in the range of 10 percent to 12 percent, year-over-year, compared with its previous guidance to increase in the range of 14 percent to 16 percent, year-over-year. This will result in a sequential decline in nominal ASMs, relative to fourth quarter 2023. The Company also expects full year 2024 capacity to increase in the range of 6 percent to 8 percent, year-over-year. The Company continues to plan for sequentially lower capacity growth, year-over-year, in each quarter of 2024, and anticipates achieving its target of mid-single-digit year-over-year ASM growth in the second half of 2024.

During third quarter 2023, the Company received 18 -8 aircraft and retired four -700 aircraft, ending third quarter with 817 aircraft. In light of the Company's new order book with Boeing, the Company now plans for approximately 85 -8 aircraft deliveries from Boeing in 2023, compared with its previous plan for approximately 70 -8 aircraft. Due to the increase in expected deliveries from Boeing, the Company now plans to accelerate additional -700 aircraft retirements in 2023, retiring a total of approximately 41 -700 aircraft in 2023, compared with its previous plan to retire 26 -700 aircraft. As a result of the currently planned aircraft deliveries and retirements, the Company continues to expect to end the year with 814 aircraft.

The Company’s third quarter 2023 capital expenditures were $842 million, driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments. The Company continues to estimate its 2023 capital spending to be roughly $3.5 billion, which includes approximately $2.3 billion in aircraft capital spending, assuming approximately 85 -8 aircraft deliveries in 2023, and $1.2 billion in non-aircraft capital spending, including tens of millions in operational investments related to the Company's winter operations plan. The Company continues to estimate its total annual capital spending to be approximately $4 billion, on average, for the five years 2023 through 2027.

Earlier this week, the Company entered into a Supplemental Agreement with Boeing relating to its contractual order book for -7 and -8 aircraft. The Supplemental Agreement, which extends the order book to 2031, provides flexibility in support of the Company's growth plans and fleet modernization. The following tables provide further information regarding the Company's new contractual order book and compare its contractual order book as of October 26, 2023, with its previous order book as of July 27, 2023.

New 737 Contractual Order Book as of October 26, 2023:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2023	—		85		—	85	(c)
2024	27		53		—	80
2025	54		3		23	80
2026	59		—		26	85
2027	19		46		25	90
2028	15		50		25	90
2029	38		34		18	90
2030	45		—		45	90
2031	45		—		45	90
	302	(a)	271	(b)	207	780
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) Includes 69 -8 deliveries received year-to-date through September 30, 2023. The Company now plans for approximately 85 -8 aircraft deliveries in 2023.

Previous 737 Order Book as of July 27, 2023 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2023	31	105	—	136
2024	51	35	—	86
2025	30	—	56	86
2026	30	15	40	85
2027	15	15	6	36
2028	15	15	—	30
2029	20	30	—	50
2030	—	55	—	55
2031	—	—	—	—
	192	270	102	564
(a) The 'Previous 737 Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'New 737 Contractual Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended third quarter 2023 with $11.7 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion
•The Company had a net cash position7 of $3.7 billion, and adjusted debt to invested capital ("leverage")8 of 45 percent as of September 30, 2023
•The Company has returned $428 million to its Shareholders through the payment of dividends year-to-date as of September 30, 2023
•The Company paid $11 million during third quarter 2023 to retire debt and finance lease obligations, including the retirement of $3 million in principal related to lease buyout transactions and $8 million in scheduled lease payments

Awards and Recognitions:
•Named Best Airline for Families on Money's 2023 Travel Awards list
•Recognized in WalletHub's Best Airline Credit Cards of 2023
•Named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN's 2023 Disability Equality Index
•Recognized in D CEO Magazine 2023 Nonprofit & Corporate Citizenship Awards in the Sustainability Leadership category

Environmental, Social, and Governance ("ESG"):
•Launched new tool enabling eligible corporate Customers to support the growth of sustainable aviation fuel through Southwest Business Assist™
•Announced collaboration with Boeing, the National Aeronautics and Space Administration ("NASA"), and other U.S. airlines to advise the Sustainable Flight Demonstrator ("SFD") project and development of the X-66A research aircraft
•Celebrated the contributions and influence of Hispanic Americans in recognition of Hispanic Heritage Month throughout September 2023
•Updated Human Rights Policy Statement and Combating Trafficking in Persons Compliance Plan to reiterate commitment to Human Rights
•Visit southwest.com/citizenship for more details about the Company's ongoing ESG efforts

Conference Call:
The Company will discuss its third quarter 2023 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Measures (also referred to as "excluding special items").
2Includes $11.7 billion in cash and cash equivalents, short-term investments, and a fully available revolving credit line of $1.0 billion.
3Based on the Company's existing fuel derivative contracts and market prices as of October 18, 2023, fourth quarter and full year 2023 economic fuel costs per gallon are estimated to be in the range of $2.90 to $3.00 and $2.85 to $2.95, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
52023 CASM-X guidance excludes the impact of approximately $84 million related to labor accrual adjustments in second quarter 2023 that related primarily to prior periods. The Company has treated this amount, and the approximately $96 million labor accrual adjustment in third quarter 2023, as special items in its year-to-date 2023 Non-GAAP financial results. See the ‘Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items)’ for further information.
6The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
7Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
8See Note Regarding Use of Non-GAAP Financial Measures for an explanation of the Company's leverage calculation.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's expectations regarding passenger demand, revenue trends, and bookings, including with respect to managed business revenues and market share; (ii) the Company’s plans and expectations with respect to restoration of its network, its capacity, its network optimization efforts, its 2024 network plan and capacity and network adjustments, and the maturation of its development markets, and including factors and assumptions underlying the Company's expectations and projections; (iii) the Company’s goals with respect to operational excellence, driving out inefficiencies, increasing productivity, improving reliability, and returning margins to historical levels; (iv) the Company’s fleet plans and expectations, including with respect to fleet modernization, fleet utilization, flexibility benefits, and expected fleet deliveries and retirements, and including factors and assumptions underlying the Company's plans and expectations; (v) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including with respect to its network optimization efforts and the maturation of development markets, and including factors and assumptions underlying the Company's expectations and projections; (vi) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (vii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (viii) the Company’s labor plans and expectations; and (ix) the Company’s plans, expectations, and goals with respect to environmental sustainability. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the emergence of additional costs or effects associated with the cancelled flights in December 2022, including litigation, government investigation and actions, and internal actions; (iv) the Company's dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (v) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (vi) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vii) the Company's dependence on Boeing and Boeing suppliers with respect to the Company's aircraft deliveries, fleet and capacity plans, operations, maintenance, strategies, and goals; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; (ix) the Company's dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to operational excellence and reliability, fuel supply, maintenance, environmental sustainability; Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (xi) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (xii) the impact of governmental regulations and other governmental actions on the Company's business plans, results, and operations; and (xiii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10- K for the fiscal year ended December 31, 2022.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2023	2022	Percent Change	2023	2022	Percent Change
OPERATING REVENUES:
Passenger	$5,912	$5,613	5.3	$17,426	$15,867	9.8
Freight	44	44	—	131	133	(1.5)
Other	569	563	1.1	1,711	1,642	4.2
Total operating revenues	6,525	6,220	4.9	19,268	17,642	9.2

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,728	2,322	17.5	7,991	6,771	18.0
Fuel and oil	1,564	1,750	(10.6)	4,514	4,390	2.8
Maintenance materials and repairs	326	204	59.8	836	624	34.0
Landing fees and airport rentals	457	395	15.7	1,324	1,128	17.4
Depreciation and amortization	375	335	11.9	1,107	984	12.5
Other operating expenses	958	819	17.0	2,868	2,343	22.4
Total operating expenses, net	6,408	5,825	10.0	18,640	16,240	14.8

OPERATING INCOME	117	395	(70.4)	628	1,402	(55.2)

OTHER EXPENSES (INCOME):
Interest expense	63	86	(26.7)	193	272	(29.0)
Capitalized interest	(4)	(11)	(63.6)	(15)	(31)	(51.6)
Interest income	(156)	(70)	122.9	(425)	(101)	n.m.
Loss on extinguishment of debt	—	76	n.m.	—	192	n.m.
Other (gains) losses, net	(23)	(39)	n.m.	(44)	57	n.m.
Total other expenses (income)	(120)	42	n.m.	(291)	389	n.m.

INCOME BEFORE INCOME TAXES	237	353	(32.9)	919	1,013	(9.3)
PROVISION FOR INCOME TAXES	44	76	(42.1)	202	254	(20.5)
NET INCOME	$193	$277	(30.3)	$717	$759	(5.5)

NET INCOME PER SHARE:
Basic	$0.32	$0.47	(31.9)	$1.20	$1.28	(6.3)
Diluted	$0.31	$0.44	(29.5)	$1.15	$1.21	(5.0)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	596	593	0.5	595	593	0.3
Diluted	640	639	0.2	639	643	(0.6)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share and per ASM amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2023	2022	Change	2023	2022	Change
Fuel and oil expense, unhedged	$1,616	$1,931		$4,608	$5,079
Add: Premium cost of fuel contracts designated as hedges	30	26		91	79
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(82)	(207)		(185)	(768)
Fuel and oil expense, as reported	$1,564	$1,750	(9.9)	$4,514	$4,390	3.2
Deduct: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	(11)	(12)		(12)	(12)
Deduct: Premium benefit of fuel contracts not designated as hedges	—	(14)		—	(14)
Fuel and oil expense, excluding special items (economic)	$1,553	$1,724	(9.9)	$4,502	$4,364	3.2

Total operating expenses, net, as reported	$6,408	$5,825		$18,640	$16,240
Deduct: Labor contract adjustment (a)	(96)	—		(180)	—
Deduct: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	(11)	(12)		(12)	(12)
Deduct: Premium benefit of fuel contracts not designated as hedges	—	(14)		—	(14)
Deduct: Impairment of long-lived assets	—	(4)		—	(35)
Deduct: Litigation settlement	—	—		(12)	—
Total operating expenses, excluding special items	$6,301	$5,795	8.7	$18,436	$16,179	14.0
Deduct: Fuel and oil expense, excluding special items (economic)	(1,553)	(1,724)		(4,502)	(4,364)
Operating expenses, excluding Fuel and oil expense and special items	$4,748	$4,071	16.6	$13,934	$11,815	17.9
Deduct: Profitsharing expense	(38)	(57)		(158)	(175)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$4,710	$4,014	17.3	$13,776	$11,640	18.4

Operating income, as reported	$117	$395		$628	$1,402
Add: Labor contract adjustment (a)	96	—		180	—
Add: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	11	12		12	12
Add: Premium benefit of fuel contracts not designated as hedges	—	14		—	14
Add: Impairment of long-lived assets	—	4		—	35
Add: Litigation settlement	—	—		12	—
Operating income, excluding special items	$224	$425	(47.3)	$832	$1,463	(43.1)

Other (gains) losses, net, as reported	$(23)	$(39)		$(44)	$57
Add: Mark-to-market impact from fuel contracts settling in current and future periods	33	38		26	23
Add: Premium benefit of fuel contracts not designated as hedges	—	14		—	14
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	—		4	(7)
Other (gains) losses, net, excluding special items	$10	$13	(23.1)	$(14)	$87	n.m.

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2023	2022	Change	2023	2022	Change
Income before income taxes, as reported	$237	$353		$919	$1,013
Add: Labor contract adjustment (a)	96	—		180	—
Add: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	11	12		12	12
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	(33)	(38)		(26)	(23)
Add: Impairment of long-lived assets	—	4		—	35
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	—		(4)	7
Add: Loss on extinguishment of debt	—	76		—	192
Add: Litigation settlement	—	—		12	—
Income before income taxes, excluding special items	$311	$407	(23.6)	$1,093	$1,236	(11.6)

Provision for income taxes, as reported	$44	$76		$202	$254
Add: Net income tax impact of fuel and special items (b)	27	15		55	32
Provision for income taxes, net, excluding special items	$71	$91	(22.0)	$257	$286	(10.1)

Net income, as reported	$193	$277		$717	$759
Add: Labor contract adjustment (a)	96	—		180	—
Add: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	11	12		12	12
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	(33)	(38)		(26)	(23)
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	—		(4)	7
Deduct: Net income tax impact of special items (b)	(27)	(15)		(55)	(32)
Add: Loss on extinguishment of debt	—	76		—	192
Add: Impairment of long-lived assets	—	4		—	35
Add: Litigation settlement	—	—		12	—
Net income, excluding special items	$240	$316	(24.1)	$836	$950	(12.0)

Net income per share, diluted, as reported	$0.31	$0.44		$1.15	$1.21
Add (Deduct): Impact of special items	0.14	0.12		0.29	0.38
Deduct: Net impact of net income above from fuel contracts divided by dilutive shares	(0.03)	(0.04)		(0.02)	(0.02)
Deduct: Net income tax impact of special items (b)	(0.04)	(0.02)		(0.09)	(0.06)
Net income per share, diluted, excluding special items	$0.38	$0.50	(24.0)	$1.33	$1.51	(11.9)

Operating expenses per ASM (cents)	¢ 14.51	¢ 14.83		¢ 14.93	¢ 14.63
Deduct: Impact of special items	(0.24)	(0.01)		(0.16)	(0.03)
Deduct: Fuel and oil expense divided by ASMs	(3.52)	(4.45)		(3.61)	(3.95)
Deduct: Profitsharing expense divided by ASMs	(0.08)	(0.15)		(0.12)	(0.16)
Operating expenses per ASM, excluding Fuel and oil expense, profitsharing, and special items (cents)	¢ 10.67	¢ 10.22	4.4	¢ 11.04	¢ 10.49	5.2
(a) The Company had not previously included an approximate $84 million adjustment associated with on-going labor contract negotiations during second quarter 2023 as a special item, but has now included such amount in its calculation of Non-GAAP financial measures for the year-to-date period ended September 30, 2023. See the Note Regarding Use of Non-GAAP Financial Measures for further information.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and nine months ended September 30, 2023 and 2022 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2023	2022	Change	2023	2022	Change
Revenue passengers carried (000s)	35,349	34,434	2.7	101,296	93,688	8.1
Enplaned passengers (000s)	44,598	43,157	3.3	127,050	116,446	9.1
Revenue passenger miles (RPMs) (in millions) (a)	35,624	33,534	6.2	100,676	92,540	8.8
Available seat miles (ASMs) (in millions) (b)	44,169	39,272	12.5	124,810	110,978	12.5
Load factor (c)	80.7%	85.4%	(4.7) pts.	80.7%	83.4%	(2.7) pts.
Average length of passenger haul (miles)	1,008	974	3.5	994	988	0.6
Average aircraft stage length (miles)	735	711	3.4	726	733	(1.0)
Trips flown	374,926	351,218	6.8	1,074,136	965,817	11.2
Seats flown (000s) (d)	59,494	54,609	8.9	170,116	149,913	13.5
Seats per trip (e)	158.7	155.5	2.1	158.4	155.2	2.1
Average passenger fare	$167.24	$163.01	2.6	$172.03	$169.37	1.6
Passenger revenue yield per RPM (cents) (f)	16.60	16.74	(0.8)	17.31	17.15	0.9
RASM (cents) (g)	14.77	15.84	(6.8)	15.44	15.90	(2.9)
PRASM (cents) (h)	13.38	14.29	(6.4)	13.96	14.30	(2.4)
CASM (cents) (i)	14.51	14.83	(2.2)	14.93	14.63	2.1
CASM, excluding Fuel and oil expense (cents)	10.97	10.38	5.7	11.32	10.68	6.0
CASM, excluding special items (cents)	14.27	14.76	(3.3)	14.77	14.58	1.3
CASM, excluding Fuel and oil expense and special items (cents)	10.75	10.37	3.7	11.16	10.65	4.8
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	10.67	10.22	4.4	11.04	10.49	5.2
Fuel costs per gallon, including fuel tax (unhedged)	$2.89	$3.74	(22.7)	$2.91	$3.53	(17.6)
Fuel costs per gallon, including fuel tax	$2.80	$3.39	(17.4)	$2.85	$3.05	(6.6)
Fuel costs per gallon, including fuel tax (economic)	$2.78	$3.34	(16.8)	$2.85	$3.03	(5.9)
Fuel consumed, in gallons (millions)	557	515	8.2	1,578	1,438	9.7
Active fulltime equivalent Employees	74,181	64,123	15.7	74,181	64,123	15.7
Aircraft at end of period (j)	817	742	10.1	817	742	10.1
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included three Boeing 737 Next Generation aircraft in storage as of September 30, 2023.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$9,497	$9,492
Short-term investments	2,236	2,800
Accounts and other receivables	1,467	1,040
Inventories of parts and supplies, at cost	799	790
Prepaid expenses and other current assets	632	686
Total current assets	14,631	14,808
Property and equipment, at cost:
Flight equipment	25,724	23,725
Ground property and equipment	7,344	6,855
Deposits on flight equipment purchase contracts	345	376
Assets constructed for others	51	28
	33,464	30,984
Less allowance for depreciation and amortization	14,389	13,642
	19,075	17,342
Goodwill	970	970
Operating lease right-of-use assets	1,288	1,394
Other assets	1,016	855
	$36,980	$35,369
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,736	$2,004
Accrued liabilities	2,880	2,043
Current operating lease liabilities	220	225
Air traffic liability	7,246	6,064
Current maturities of long-term debt	30	42
Total current liabilities	12,112	10,378

Long-term debt less current maturities	7,984	8,046
Air traffic liability - noncurrent	1,754	2,186
Deferred income taxes	2,157	1,985
Noncurrent operating lease liabilities	1,039	1,118
Other noncurrent liabilities	880	969
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,135	4,037
Retained earnings	16,657	16,261
Accumulated other comprehensive income	201	344
Treasury stock, at cost	(10,827)	(10,843)
Total stockholders' equity	11,054	10,687
	$36,980	$35,369

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$193	$277	$717	$759
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	375	335	1,107	984
Impairment of long-lived assets	—	4	—	35
Unrealized mark-to-market adjustment on available for sale securities	—	—	(4)	7
Unrealized/realized (gain) on fuel derivative instruments	(21)	(26)	(14)	(11)
Deferred income taxes	57	76	214	250
Loss on extinguishment of debt	—	76	—	192
Changes in certain assets and liabilities:
Accounts and other receivables	(216)	58	(405)	162
Other assets	(35)	30	74	(14)
Accounts payable and accrued liabilities	352	(70)	645	436
Air traffic liability	(59)	(93)	750	700
Other liabilities	(89)	(83)	(180)	(292)
Cash collateral received from (provided to) derivative counterparties	40	(325)	(6)	(41)
Other, net	19	(25)	(159)	44
Net cash provided by operating activities	616	234	2,739	3,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(842)	(1,072)	(2,812)	(2,568)
Assets constructed for others	(8)	(7)	(23)	(14)
Purchases of short-term investments	(1,620)	(1,743)	(5,347)	(4,213)
Proceeds from sales of short-term and other investments	2,406	1,702	5,914	3,982
Net cash used in investing activities	(64)	(1,120)	(2,268)	(2,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	13	12	36	32
Payments of long-term debt and finance lease obligations	(11)	(1,679)	(78)	(1,825)
Payments of cash dividends	(214)	—	(428)	—
Payments for repurchases and conversions of convertible debt	—	(239)	—	(648)
Other, net	(1)	1	4	6
Net cash used in financing activities	(213)	(1,905)	(466)	(2,435)

NET CHANGE IN CASH AND CASH EQUIVALENTS	339	(2,791)	5	(2,037)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	9,158	13,234	9,492	12,480

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,497	$10,443	$9,497	$10,443

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents). The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;
2.Unrealized mark-to-market adjustment associated with certain available for sale securities;
3.Losses associated with the partial extinguishment of the Company's convertible notes and early prepayment of debt. Such losses are incurred as a result of opportunistic decisions made by the Company to prepay portions of its debt, most of which was incurred during the pandemic in order to provide liquidity during the prolonged downturn in air travel;

4.A charge associated with a tentative litigation settlement regarding certain California state meal-and-rest-break regulations for flight attendants; and
5.Accruals associated with ongoing labor contract negotiations with TWU 556, which represents the Company’s Flight Attendants. These amounts accrued in the second and third quarters of 2023 relate to additional compensation for services performed by Employees outside of those applicable fiscal periods.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents).

The Company has also provided adjusted debt, invested capital, and adjusted debt to invested capital (leverage), which are non-GAAP measures of financial performance. Management believes these supplemental measures can provide a more accurate view of the Company's leverage and risk, since they consider the Company’s debt and debt-like obligation profile and capital. Leverage ratios are widely used by investors, analysts, and rating agencies in the valuation, comparison, rating, and investment recommendations of companies. Although adjusted debt, invested capital, and leverage ratios are commonly-used financial measures, definitions of each differ; therefore, the Company is providing an explanation of its calculations for non-GAAP adjusted debt and adjusted equity in the accompanying reconciliation below in order to allow investors to compare and contrast its calculations to the calculations provided by other companies. Invested capital is adjusted debt plus adjusted equity. Leverage is calculated as adjusted debt divided by invested capital.

September 30, 2023
(in millions)
Current maturities of long-term debt, as reported	$30
Long-term debt less current maturities, as reported	7,984
Total debt	8,014
Add: Net present value of aircraft rentals	989
Adjusted debt (A)	$9,003

Total stockholders' equity, as reported	$11,054
Deduct: Accumulated other comprehensive income, as reported	201
Deduct: Cumulative retained earnings impact of unrealized gains associated with ineffective fuel hedge derivatives	20
Adjusted equity (B)	$10,833

Invested capital (A+B)	$19,836

Leverage: Adjusted debt to invested capital (A/(A+B))	45%